EXHIBIT 99.1


Press Release                      FOR IMMEDIATE RELEASE
                                   _____________________
                                   Contact: Thomas J. Noe,
                                   Investor Relations
                                   Telephone: (513) 870-3530
                                   E-Mail:  tnoe@pcbionline.com



               PEOPLES COMMUNITY BANCORP, INC.
          ANNOUNCES DECLARATION OF QUARTERLY CASH
                         DIVIDEND


     Cincinnati, Ohio (March 5, 2007) - Peoples Community Bancorp, Inc. (NASDAQ:PCBI), parent of Peoples Community Bank, West Chester, Ohio, announced today that its Board of Directors declared a quarterly cash dividend of $.15 per share on the common stock of the Company. The Dividend is payable on March 30, 2007 to stockholders of record at the close of business on March 19, 2007

     Jerry D. Williams, the Company's President and Chief Executive Officer stated that "the Company was very pleased to announce the continuation of a quarterly cash dividend policy. We believe this action further enhances shareholder value and demonstrates our commitment to and confidence in our future prospects."

     Peoples Community Bancorp, Inc. is a unitary thrift holding company. It currently operates nineteen full service offices in Butler, Hamilton and Warren Counties, Ohio and also Dearborn and Ohio Counties, Indiana. At December 31, 2006, Peoples Community Bancorp, Inc. had $1.0 Billion in assets and $87.6 million of stockholders' equity.





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